Exhibit 99.1

SVB FINANCIAL GROUP ELECTS LATA KRISHNAN TO BOARD OF DIRECTORS

New Director to Add Additional Financial and Global Expertise to SVB Board

SANTA CLARA, Calif., February 8, 2008 — SVB Financial Group (Nasdaq: SIVB), a leading financial services company for the technology, life science, private equity and premium wine industries, announced Lata Krishnan joined its board of directors effective today. As chief financial officer of Shah Capital Partners and president of the American India Foundation, Krishnan will help guide SVB Financial Group as it continues to diversify the services it provides worldwide through operations in the U.S., China, India, Israel and the United Kingdom.

“SVB’s goal is to replicate its services and successes in the U.S. in high-tech markets around the world,” said Alex W. “Pete” Hart, chairman of the board of SVB Financial Group. “Lata’s financial expertise, commitment to social causes and global view will be invaluable to the SVB team as they strive to meet their goals and growth objectives.”

As chief financial officer of Shah Capital Partners, a leading mid-market technology private equity fund, Krishnan oversees the firm’s $300 million of committed funds under management.

Krishnan helped found the American India Foundation (AIF), which aims to accelerate social and economic development in India. SVB Financial Group is a proud and active sponsor of the AIF through its involvement with its flagship Digital Equalizer program in Bangalore, India. (www.aifoundation.org). Digital Equalizer aims to provide opportunities for underprivileged children in India to enhance their learning through the use of digital technology. (See SVB Global Invests in India’s Social and Economic Growth, November 6, 2006).

Earlier in her career, Krishnan co-founded SMART Modular Technologies, Inc. and served as its chief financial officer through its initial public offering. Previously, Krishnan held corporate accounting and finance positions at Montgomery Securities, Arthur Andersen & Company LLP, and Hill Vellacott & Company in London.

Krishnan is a board member of the American India Foundation, the American Foundation for Chess and the Commonwealth Club. She is a charter member of TiE, a fellow of the American Leadership Forum and holds advisory board positions with CEO Women, Narika and the Global Philanthropy Forum.

Krishnan received a bachelor’s degree with honors from the London School of Economics and is a member of the Institute of Chartered Accountants in England and Wales.

About SVB Financial Group

For 25 years SVB Financial Group and its subsidiaries, including SVB Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and four internationally. More information on the company can be found at www.svb.com.

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

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